Exhibit (r)(3)

Manning & Napier Code of Ethics

for

Manning & Napier Advisors, LLC

Rainier Investment Management, LLC

(each, an “Advisor” and, collectively, the “Advisors”)

Manning & Napier Fund, Inc. (the “Fund”)

Manning & Napier Investor Services, Inc.

and

Any other person(s) notified by a Chief Compliance Officer (“CCO”)

Effective: March 9, 2026

If you have any questions regarding the procedures for complying with this Code of Ethics, please direct all questions to Jessica Kushner, Advisor CCO or Samantha Larew, Fund CCO or through the group email, PST@manning-napier.com

Preamble

Manning & Napier (the “Firm”) exists to build brighter futures no matter what comes next. In order to fulfill this vision statement, the Firm relies on all of its employees to act with the utmost care, consideration, respect, and integrity when engaging with clients and colleagues alike. Through steadfast adherence to these behaviors, we gain our client’s trust—the foundation of our success.

The financial services industry is highly competitive, but Manning & Napier’s corporate values and ethical principles can help set us apart. We must build meaningful relationships with our clients, communities, and each other. We must embrace change and take bold initiative to challenge the status quo, act decisively and hold ourselves accountable. And we must strive for continuous growth to evolve in line with our clients’ needs and regulators’ expectations.

Manning & Napier has adopted a Code of Ethics (“Code”) to guide employees in pursuing the highest standards of ethical conduct. The Code encapsulates the key components of unwavering ethical behavior but is not meant to address every situation that can arise in our complex, constantly evolving business. Your internal compass must help you navigate matters beyond the scope of the Code. If unsure, ask your Chief Compliance Officers.

Numerous rules and regulations dictate the standards of care that guide the Firm’s conduct and the actions of its employees. The Code operates in conjunction with various other policies and procedures to ensure that the Firm takes appropriate steps to mitigate conflict and uphold applicable standards of care. As an employee, you must take the time to familiarize yourself with the content and substance of these policies and procedures and conduct yourself accordingly.

Contents

Section I: Introduction	4
A. Adoption of the Code of Ethics	4
B. Persons Covered by the Code (collectively “Supervised Persons” or “You”)	4
Section II: Standards of Professional Business Conduct	4
A. Overview	4
B. Conflicts of Interest and Conflicting Activities	5
C. Compliance with Laws, Rules, Regulations and Policies	6
D. Investment Recommendations and Actions	7
Section III: Personal Securities Transactions	8
A. Overview	8
B. Application	8
C. Trading Guidelines and Requirements	8
D. Covered Accounts and Covered Securities	10
E. Reporting Requirements	10
F. Non-Covered Activities	11
G. Non-Covered Securities	11
Section IV. Administration and Oversight	12
A. Administration	12
B. Oversight	12
C. Violations and Remediations	12
D. Written Reports to the Fund Board of Directors	13
E. Recordkeeping	14
Appendix A
Beneficial Ownership Interest	15
Appendix B
Definitions	16
Appendix C
M&N WHISTLEBLOWER POLICY & PROCEDURES	17

Section I: Introduction

A.	Adoption of the Code of Ethics.

Manning & Napier Advisors, LLC (“MNA”) and Rainier Investment Management, LLC (“RIM”), collectively the “Advisors”, have adopted this Code of Ethics (the “Code”) in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Manning & Napier Fund, Inc. (the “Fund”) has adopted this Code in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). Manning & Napier Investor Services, Inc. (“MNIS”) has adopted this Code in accordance with FINRA’s Duties and Conflicts rules and Rule 3210.

In adopting this Code, the Advisors, the Fund, and MNIS, collectively the “Firm”, desire to establish a set of values, principles and business practices to set behavioral expectations and guide employee conduct. The Advisors are fiduciaries and must adhere to the highest standard of care and act with the utmost integrity. Accordingly, this Code requires all employees to abide by a fiduciary standard of care and take all reasonable steps to mitigate or eliminate conflicts of interest between themselves and clients. Employees must prioritize the business of the Firm and its responsibility to clients above all else and may never use their position with the Firm for personal gain.

B.	Persons Covered by the Code (collectively “Supervised Persons” or “You”).

This Code applies to all Supervised Persons. Supervised Persons include:

•	Directors and Officers of the Firm;
•	Employees of the Advisors; and
•	Certain temporary workers, interns and consultants, certain employees of affiliates, or particular persons designated by a CCO.

As a Supervised Person of the Firm, you have a responsibility to put the clients’ best interest first, and to act in a manner that does not compromise the interests of any client or create any apparent or actual conflicts of interest between the Firm, employees, and our clients. The Firm will provide each Supervised Person with a copy of this Code and any amendments. In addition, each Supervised Person is required to submit an acknowledgement of the receipt of the Code and any amendments.

Callodine Group, LLC (“Callodine”) owns the Advisors and MNIS but currently maintains distinct office locations, research processes and operations that support research and trading functions. Callodine retained MNIS to distribute its registered fund, Callodine Specialty Income Fund, (“CSIF”) and unregistered private funds (“Private Funds”). Designated employees of MNA support certain Callodine business operations through a shared services model. As such, this Code of Ethics has been designed to enable personnel across entities to adhere to the same set of conflicts policies. For the avoidance of doubt, employees of Callodine and its other wholly owned subsidiaries are not supervised persons of the Firm and employees of the Firm are not supervised persons of Callodine.

Section II: Standards of Professional Business Conduct

A.	Overview

Supervised Persons are to conduct themselves with integrity, honesty, and dignity, and act in an ethical manner in their dealings with the public, clients, prospective clients, and fellow employees. Additionally, employees are to encourage fellow employees to conduct themselves in a professional and ethical manner that will positively reflect on themself, their profession, and the Firm. Supervised Persons are to use reasonable care and exercise independent professional judgement, act with competence, and strive to maintain and improve their competence and that of fellow employees. Supervised Persons must hold themselves and their peers accountable to compliance with and adherence to the principles of this Code.

As fiduciaries, the Advisors and their Supervised Persons owe an affirmative duty to act in the utmost good faith, to fully and fairly disclose any material conflicts of interest, and to avoid misleading clients. All Supervised Persons must understand and embrace this fiduciary duty and incorporate it into their daily operations and decision-making. Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are:

●	A duty to have a reasonable, independent basis for its investment advice;
●	A duty to obtain best execution for clients’ securities transactions where the adviser is in a position to direct brokerage transactions;
●	A duty to ensure that its investment advice is suitable to the client’s objectives, needs and circumstances;
●	A duty to refrain from affecting personal securities transactions inconsistent with client interests; and
●	A duty to be loyal to clients.

Each Supervised Person plays a vital role in ensuring compliance with the aforementioned duties. Additionally, the Firm and its Supervised Persons must comply with all applicable laws and regulations, in letter and in spirit. This means that in addition to the SEC’s expressed fiduciary standard, the Firm and its Supervised Persons will strive to avoid even the appearance of conflicts of interest with or impropriety towards clients, prospects, business partners, and vendors. Supervised Persons must avoid situations that could seem motivated by personal gain and/or compromised judgement and report these situations to a CCO.

B.	Conflicts of Interest and Conflicting Activities

A conflict of interest occurs when a Supervised Person’s private interest(s) interferes in any way with interest(s) of the Firm and/or its clients. Supervised Persons have a responsibility to report any material transaction or relationship that reasonably could be expected to create a conflict of interest with the Firm or its clients. You should be aware that actual or potential conflicts of interest could arise not just from dealing with external parties, such as clients or consultants, but also from relations or transactions with other Supervised Persons. Supervised Persons may not participate in, or assist with, any acts that they know, or should reasonably know, to be in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing their professional, financial, or business activities. Likewise, Supervised Persons may not act in any manner that would violate any provisions of this Code.

The Code does not purport to address every possible conflict or prohibition. Supervised Persons must use this Section as a guide. When conflicts occur that are not contemplated here, you must ensure that such conflicts do not harm clients or otherwise place your interests ahead of clients. Supervised Persons must escalate any newly identified material conflicts of interest to a CCO to ensure that the Firm has appropriate controls in place to mitigate such conflicts. Supervised Persons are subject to the following prohibitions:

1.       In General: Supervised Persons shall not engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 or Rule 204A-1, or any other applicable Federal Securities Laws, including: (1) the employment of any device, scheme or artifice to defraud a client, prospective client, fund or an account; (2) the making of any untrue statement of a material fact to a client, prospective client, fund or an account, or omitting to state a material fact necessary in order to make the statements made to a client, prospective client, fund or an account, in light of the circumstances in which they are made, not misleading; (3) the engagement in any act, practice or course of business that operates or would operate as a fraud or deceit on a client, prospective client, fund or an account; and (4) the engagement in any manipulative practice with respect to a client, prospective client, fund or an account.

2.       Gifts and Entertainment: The acceptance or giving of gifts or excessive entertainment from people who have business dealings or prospective dealings with the Firm must not constitute a conflict of interest or create the appearance of impropriety. Supervised Persons may not give or receive gifts in excess of the limit set in the Firm’s policy, and if applicable, your departmental gift policy. In addition, employees must be personally satisfied that the gift or entertainment is not intended to influence their judgment or the performance of their duties.

3.       Outside Business Interests: Supervised Persons may not serve on a Board of Directors of publicly traded companies or otherwise undertake any special duties or responsibilities to companies in which the Firm could invest in their client’s portfolios without receiving prior approval from a CCO through the Firm’s vendor, ComplySci.

4.       Conflicting Relationships: FINRA Rule 3241 limits registered persons of MNBD from being named a customer’s beneficiary or holding a position of trust for or on behalf of a customer. All Employees must receive prior approval from a CCO or member of the Compliance Department in order to be named as a customer’s beneficiary, executor or trustee, or hold a power of attorney or similar position for or on behalf of customer. Prior approval is not required when the customer is a member of the employee’s immediate family.

5.       Use of Material Non-Public Information: All Supervised Persons must comply with all laws and regulations relating to the use of material non-public information, including, but not limited to: (1) if you acquire such information as a result of a special or confidential relationship of the Firm with the issuer, you shall not communicate the information (other than within the relationship), or take investment action on the basis of such information if doing so would violate that relationship; and (2) if you are not in a special or confidential relationship with the issuer, you shall not communicate or act on material non-public information if you know or reasonably should know that such information was disclosed to you in breach of a duty. If such a breach exists, all material non-public information must be reported immediately to a CCO or the Manning & Napier’s Legal Department. You are prohibited from communicating or acting on any material non-public information. Employees who influence the Firm’s securities recommendations and investment ideas are prohibited from using Material Non-Public Information and are required to report such knowledge immediately to a CCO or Manning & Napier’s Legal Department.

6.       Misrepresentation of Services: You must not make any statements, orally or in writing, which materially misrepresent: (1) the services that you are capable of performing for the client or prospective client; (2) your qualifications or those of the Firm; (3) the investment performance the Firm has accomplished or can reasonably be expected to achieve for the client or prospective client; or (4) the expected performance of any investment. You must not make any unsupported oral or written statement that assures or guarantees any investment or return on investment, explicitly or implicitly.

7.       Plagiarism: You shall not, when presenting material to clients, prospective clients, or the general public, use material that is not authorized by your Supervisor and Compliance Department, if applicable; nor shall you copy or use in substantially the same form, material prepared by persons outside of the Firm without acknowledging its use and identifying the source of such material.

C.	Compliance with Laws, Rules, Regulations and Policies.

1.       Required Knowledge and Compliance. You must maintain knowledge of and comply with all applicable laws, rules and regulations of any government, governmental agency, and regulatory organization governing your professional, financial, or business activities and applicable policies and procedures of the Firm. Such laws include, but are not limited to, the “Federal Securities Laws” (as defined in Appendix B).

2.       Disclosure. You must:

a.	Disclose to customers and clients any material conflict of interest relating to your beneficial ownership in securities that could reasonably be expected to impair your ability to render unbiased and objective advice regarding investment recommendations or investment actions
b.	Disclose to Compliance all matters that could reasonably be expected to interfere with your duties to the Firm or with your ability to render unbiased and objective advice.
c.	Comply with all requirements to disclose conflicts of interest imposed by law and by rules and regulations of organizations governing your activities and shall comply with any prohibitions on your activities if a conflict of interest exists.

3. Whistleblowing. If you have knowledge of, or a concern about, illegal, dishonest, or fraudulent activity, you are encouraged to promptly report such activity. The Firm strictly prohibits retaliation of any kind against employees who submit a whistleblowing claim. The “Manning & Napier Whistleblower Policy & Procedures” have been included under Appendix D for your reference.

4.        Responsibilities of Supervisors. If you have supervisory responsibility, you must exercise reasonable supervision over those employees who report to you, such as to prevent any violation by such persons of applicable statutes, regulations, or provisions of the Code. In doing so, you are able to rely upon reasonable procedures established by the Firm.

5.       Reporting Violations. You must promptly report any violations or suspected violations of the Code to a CCO or a member of MNA’s Compliance Department.

D.	Investment Recommendations and Actions.

1.       Investment Recommendations. You must exercise diligence and thoroughness in making an investment recommendation to others or in taking investment action for others, while taking into consideration the appropriateness and suitability of the investment for such portfolio or client. This includes: (1) the needs and circumstances of the client, as indicated by the client’s statement of investment objectives; (2) the basic characteristics of the investment; (3) the basic characteristics of the total portfolio. You must use reasonable judgment to determine the applicable relevant factors, in accordance with the Firm’s investment strategies, screens and pricing disciplines. You must distinguish between facts and opinion in presentation of investment recommendations.

(i)	You must have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation.
(ii)	You must make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.
(iii)	You must maintain appropriate records to support the reasonableness of such recommendations.

2.       Fair Dealing with Customers and Clients. You must act in a manner consistent with your obligation to deal fairly with all prospects and clients when (1) disseminating investment recommendations, (2) disseminating material changes in prior investment advice, and (3) taking investment action.

3.       Preservation of Confidentiality. You must preserve the confidentiality of information communicated by the Firm or each client concerning matters within the scope of the confidential relationship, unless you have received information concerning illegal activities. Please consult Manning & Napier’s Privacy Policy and Firmwide Information Security Program, if applicable, for further information.

4.       Maintenance of Independence and Objectivity. In relationships and contacts with an issuer of securities, whether individually or as a member of a group, you must use particular care and good judgment to achieve and maintain independence and objectivity.

Section III: Personal Securities Transactions

A.	Overview

The Firm recognizes the importance of enabling Supervised Persons to manage their financial resources and personal investment accounts. However, given the Firm’s business, Supervised Persons are subject to stringent controls to prevent their personal investment decisions from impeding or conflicting with actions the Firm takes for clients. This Section sets forth the personal securities trading controls to which Supervised Persons are subject.

Personal Securities Transactions. You must conduct yourself in such a manner that always place the clients’ best interests first. Transactions for the Firm’s clients have priority over your personal transactions, and any personal transactions must be conducted in a manner that does not operate adversely to the interests of our clients or otherwise give rise to actual or potential conflicts of interest.

Supervised Persons who recommend the purchase or sale of a security must give clients and the Firm adequate opportunity to act on this recommendation before taking action for your own benefit. You must comply with all requirements covered in the Personal Securities Transactions Section of this Code.

B.	Application

1.	Access Persons. This section applies to Supervised Persons who are designated as Access Persons, as that term is defined under Rule 17j-1 and Rule 204A-1. All Supervised Persons are Access Persons unless otherwise notified by Compliance.

2.	Investment Persons. Access Persons include a sub-category of employees, herein designated “Investment Persons” who are subject to more stringent requirements due to their role in choosing investments for clients.

3.	Independent Directors. Each Independent Director of the Fund (that is, one who is not an "interested person" of the Fund as defined in the 1940 Act) must, within 30 days after the end of each calendar quarter, file a report (which is to be filed with the Fund’s CCO or member of the Compliance Department) as to transactions in Covered Securities; however, such a report must be made as to a particular Covered Security only if the Independent Director at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15 business day period immediately preceding or after the Covered Transaction, the Covered Security is or was purchased or sold by the Fund or was "considered" for such purchase or sale.

*Interns and temporary employees who have access to proprietary research and/or trading directives are considered “Access Persons” under the Firm’s Code and subject to the full provisions of Section III below regardless of their expected length of employment. Interns and temporary employees who do not have access to such information and expect to be employed for 4 weeks or less are exempt from the provisions of Section III.

C.	Trading Guidelines and Requirements

1.	Pre-Clearance: Access Persons must pre-clear every purchase and sale of a Covered Security. Once approved, Access Persons have two business days to execute their trade once the trade is approved. The two-day period begins on the day the Access Person receives approval, regardless of the time that approval is granted, so long as approval occurs before the close of the market on which the security trades.

•	Access Persons must submit a pre-approval request for all Covered Securities that are not otherwise Exempt Securities. Pre-approval requests must be entered through the My Preclearance, Trade Request module in Comply, the Firm’s third-party Compliance Vendor

•	Access Persons are limited to 10 pre-clearance request per month, which includes requests in public and private markets.

•	Access Persons must pre-clear IPOs & Limited Offerings/Private Placements through the My Preclearance Private Investment Module in Comply. These requests will be reviewed as soon as reasonably practicable

*Preclearance approval and the receipt of express pre-clearance approval do not exempt you from the prohibitions outlined in this Code.

2.	Holding Period: Covered Securities must be held for 60 calendar days from the date of purchase. Each subsequent purchase of the same Covered Security during the holding period restarts the holding period for the Access Person’s entire position in the Covered Security.

3.	Firm/Fund Holdings: Access Persons are subject to limitations on trading in Covered Securities that the Firm holds for clients.

i.	Access Persons cannot purchase a Covered Security that the Firm has traded for clients in the prior 30 days.
ii.	An Access Person who buys a Covered Security that the Firm later buys for clients cannot sell that Covered Security until 30 days after the Firm has last traded in the name.
iii.	Investment Persons cannot sell a Covered Security until the Firm sells to zero.

4.	Deminimis Mega Cap Trades: Access Person pre-clearance requests in Mega Cap companies ($200B+) that are not on a restricted list will be “auto approved” if the amount of the trade is equal to or less than $25,000. All other mandates, set forth in 1-2 above, apply to deminimis mega cap trades.

5.	Exempt Securities: Exempt Securities include (i) Exchange Traded Funds (“ETFs”) and (ii) Reportable Funds. Exempt Securities do not require pre-approval, are not subject to Holding Periods, and are excluded from the limitations around Firm/Fund Holdings. All other guidelines and restrictions in this section apply to Exempt Securities.

6.	Reportable Funds: Access Persons must report ownership in Reportable Funds but are not required to pre-clear trades in Reportable Funds. Reportable Funds have the same meaning as set forth in Appendix B and include the Manning & Napier Fund, Inc. and Callodine Specialty Income Fund (“CALIX”).

7.	Investment Person Restrictions: Investment Persons may not trade in Covered Securities for which they or their team have responsibility except that Investment Persons may deminimis trade mega cap stocks in their coverage area with pre-approval,

8.	Derivatives: Access Persons cannot trade derivatives on Covered Securities. Derivatives on non-Covered Securities are permitted without pre-approval.

9.	Limit/Stop Orders: Access Persons may not enter into Limit Orders or Stop Orders on Covered Securities greater than 1 day.

10.	Short Sales/Lending: Access Persons may not sell Covered Securities short nor engage in securities lending activity on any Covered Security.

D.	Covered Accounts and Covered Securities

1.	“Covered Accounts” include all accounts in which an Access Person has or may have any direct or indirect beneficial ownership in a Covered Security (See appendix A for a discussion of what constitutes such a beneficial interest.) This includes any account that can hold Covered Securities. Access Persons must disclose Covered Accounts within 10 calendar days of becoming an Access Person and, thereafter, within 10 calendar days of opening a new Covered Account. Covered Accounts may only be held with brokers that can provide electronic feeds and confirmations to the Compliance Vendor.

2.	“Covered Securities” include any “security” as that term is defined in Section 202(a)(18)of the Advisers Act. Examples of Covered Securities include:

•	Common and Preferred stock, including IPOs
•	Bonds and other debt instruments
•	Exchange Traded Funds (“ETF”)
•	Closed-end funds
•	Limited Offerings (all forms of LP and LLC interests)
•	Currency and non-securities derivatives
•	Foreign unit trusts and foreign mutual funds
•	Reportable Funds (as defined in Appendix B)
•	Initial Coin Offerings (ICO)

E.	Reporting Requirements

1.	Initial Holdings Report. Access persons are required to report Covered Securities to a CCO or member of the Compliance Department no later than 10 calendar days after the date upon which they become an Access Person. Access Persons should submit their Initial Holdings Report through Comply by attaching their most recent statements to their certification.” Alternatively, Initial Holdings Reports may be emailed to compliance at PST@manning-napier.com. Comply will then establish electronic connections to the broker to ensure that Compliance receives records of all transactions and holdings.

The initial holdings report (e.g., most recent account statement) must contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer, or bank with which he or she maintains an account; and (iii) the date the report is submitted. The information (e.g., account statement) must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person. For Covered Securities not held at a broker-dealer (private placements, securities in certificate form, etc.) such holdings of Covered Securities should be reported separately to a CCO or member of the Compliance Department.

1.	Annual Holdings Certification. Access Persons are required to annually verify their holdings as of December 31st of the prior year through the Compliance Vendor’s website, or to a CCO or member of the Compliance Department, by January 30th each year. For individuals who are away from work on Medical Leave, the certification must be completed within 10 calendar days of returning to work.

The annual holdings report must contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer, or bank with which the employee and immediate family members living in the same household maintains an account and (iii) the date the report is submitted. The report should be current as of December 31st. Covered Securities not held at a broker-dealer (private placements, securities in certificate form, etc.), must be reported separately to a CCO or member of the Compliance Department. Such holdings can be submitted through the Firm’s vendor or emailed to a CCO or member of the Compliance Department.

Access Persons will receive an “Annual Code of Ethics Certification” through the Compliance Vendor’s website. All Covered Accounts disclosed by the Access Person will be reflected in the certification. Covered securities held in brokerage accounts supported by the Compliance Vendor’s data feed will be reflected in the certification. For Covered Securities not held in brokerage accounts or held in covered accounts not supported by the Compliance Vendor’s data feed, Access Persons must submit their holdings reports to compliance preferably by email to PST@manning-napier.com.

2.	Quarterly Transaction Reports. Access Persons are required to certify to their Covered Securities transactions in all Covered Accounts within 30 calendar days of the end of each quarter.

Access Persons will receive a “Quarterly Code of Ethics Certification” through the Compliance Vendor’s website that includes a record of Covered Securities transactions executed during the prior quarter. If account or transaction information is missing or incorrect, Access Persons must notify the Compliance Department prior to completing their certification. For individuals who are away from work on Medical Leave, the certification must be completed within 10 calendar days of returning to work.

F.	Non-Covered Activities.

The Firm has determined that certain investment accounts and activities do not pose conflicts with clients and can be subject to less stringent approval and reporting requirements.

1.	Accounts: The following accounts are not reportable:

a.	529 Plans that only invest in mutual funds
b.	Checking, Savings and other Bank accounts (including health savings accounts that do not invest in Covered Securities
c.	Accounts held with a mutual fund company

2.	Investment Activities: The following investment activities do not require pre-clearance but must be reported to Compliance, as noted herein:

a.	Purchases made pursuant to a payroll deduction plan
b.	Exercise of stock option of a corporate employer
c.	Ongoing automatic purchases through a dividend reinvestment plan provided that Access Persons obtain approval to initiate the plan and to sell securities from the plan
d.	Non-volitional market transactions such as stock splits or spin-offs, purchases made pursuant to an approved rights offering, among others
e.	Managed Accounts – accounts for which investment decisions have been delegated to an investment advisor must be reported to compliance but Covered Securities transactions in managed accounts are exempt from pre-clearance requirements.

G.	Non-Covered Securities. Pre-Clearance and Reporting Requirements do not apply to the following “Non-Covered Securities”:

•	Direct obligations of the U.S. Government (treasuries and agencies)
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments, including repurchase agreements
•	Cash and Currency
•	Open-End Mutual Funds (other than the MN Fund)
•	Money Market Funds
•	Physical Commodities
•	Cryptocurrencies
•	Shares of money market funds

Section IV. Administration and Oversight

A.	Administration

The Advisor’s CCO in consultation with the Fund’s CCO (the “CCOs”) is responsible for administering this Code. The CCOs have instituted procedures to ensure that each Supervised Person, as applicable:

•	Completes and signs an initial electronic certification in conjunction with new hire orientation that confirms that the employee has read and understands the Code.

•	Completes and signs an annual electronic certification to confirm that the employee, within the prior calendar year, complied with the Code, met all applicable reporting requirements, and continues to understand the Code.

•	Who is or becomes an Access Person receives notification of their status as an Access Person and the requirement to submit their initial holdings report within 10 calendar days of becoming an Access Person.

•	Who is or becomes an Access Person receives notification of their transactions and holdings reporting requirements.

•	Receives initial training at the time of hire and at the time of becoming an Access Person, as applicable, on the Code requirements to which they are held.

•	Receives annual training on the Code requirements to which they are held and that such training addresses any issues that have arisen under the Code during the prior calendar year.

B.	Oversight

The Advisor’s CCO and Fund’s CCO (the “CCOs”) are responsible for overseeing this Code and have instituted procedures to detect possible violations to the code. The Advisor CCO or designee, will:

•	Monitor Access Person Covered Accounts and Covered Transactions;

•	Perform any post-trade reviews deemed necessary to ensure that Access Persons are adhering to the requirements of this Code.

C.	Violations and Remediations

All Supervised Persons are required to report all prospective violations of this Code to a CCO or member of the Compliance Department. The CCOs will then determine whether (a) a violation occurred, (b) the materiality of the violation and (c) remedial measures and next steps. Generally, material violations include those that resulted in a conflict with the Advisors’ or the Funds’ clients and those that stemmed from a violation of the rules and regulations under the Adviser’s Act and 1940 Act. However, the CCOs will evaluate the facts and circumstances of each prospective violation to determine whether to classify the violation as material or non-material. Except as set forth under subsection (2) herein, this Code does not prescribe specific sanctions or remediations for violations because this Code cannot contemplate all the ways in which employees across the Firm might cause a violation nor the implications of such violation.

1.	Violations of Section III – Personal Securities Trading – will be addressed as follows:

a.	Access Persons who cause a material violation as determined by the CCOs will be subject to a minimum 180-day trading restriction. At the CCOs discretion, based on the facts and circumstances, additional sanctions may be imposed including but not limited to disgorgement of profits, issuance of a letter of censure, or the suspension or termination of employment. In its discretion, the Fund’s CCO may submit the resolution of any such matter, including any sanctions, to the Fund Board for approval at the next regularly scheduled Fund Board meeting unless, the Fund CCO determines that the circumstances warrant an earlier report.

b.	Access Persons who cause a non-material violation as determined by the CCOs will be subject to the following remediation protocol:

Non-Material Violations in prior 36 months	Trading Restriction
0-1	Warning Memo
2	30 Day Trading Restriction
3	60 Day Trading Restriction
4	90 Day Trading Restriction

The CCOs may use their discretion to deviate from the above and/or to impose additional sanctions if the CCOs determine that the facts and circumstances so warrant. Such additional sanctions may include but are not limited to additional training, longer trading restrictions, and closure of covered accounts, among other things.

D.	Written Reports to the Fund Board of Directors.

At least annually, the CCOs will provide a written report to the Board of Directors of the Fund that describes material issues that arose under the Code during the previous year and the CCOs response thereto. The Fund’s CCO may report to the Board of Directors of the Fund more frequently as they deem necessary or appropriate and shall do so as requested by the Fund Board. The reports should address the following:

(i)	the Fund’s CCO’s (in consultation with the Advisors’ CCO, if applicable) evaluation of the Code and any recommendations for improvement, including a summary of whether the existing procedures under the Code and the related Compliance and Surveillance Procedures appear to be sufficient to detect violations of the Code.

(ii)	any series of related or unrelated violations that the Fund’s CCO (in consultation with the Advisors’ CCO, if applicable) views as being non-material when considered separately, but which raise a material issue under the Code when considered in the aggregate; and

(iii)	the specifics of any additional efforts that may be necessary or appropriate to educate Employees regarding the Code.

Each report to the Fund Board must be accompanied by a certification to the Fund Board from the Fund CCO and Advisor CCO that the Firm has adopted procedures necessary to prevent its Employees, including Access Persons, from violating the Code.

E.	Recordkeeping

The Firm will maintain the records set forth below. These records will be maintained in accordance with the 1940 Act and the Adviser’s Act. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

1.	A copy of the Firm’s Code and any other compliance policy or procedure that is currently in effect or was in effect at any time within the past five years must be preserved in an easily accessible place.

2.	A record of any Code violation and of any actions taken as a result of the violation must be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

3.	A copy of each report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, or the information provided, for the first two years in an easily accessible place.

4.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

5.	A copy of each annual report to the Fund Board and the Firm’s Senior Management required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, and for the first two years in an easily accessible place.

6.	The Firm must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an Initial Public Offering or Limited Offering by any Employee for at least five years after the end of the fiscal year in which the approval is granted.

7.	The Code will be disclosed in accordance with the requirements of Form N-1A and applicable Federal Securities Laws.

Appendix A

Beneficial Ownership Interest

The purpose of this Appendix is to discuss the circumstances in which the Employee has a "direct or indirect beneficial interest" in a security, or in a securities account. This question is to be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a) (2) thereunder.

Under Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act, an Employee need not report "transactions effected for any account over which such person does not have any direct or indirect influence or control.” For the purposes of the Code, an Employee may not report an account that would otherwise be a Covered Account by filing with a CCO a statement indicating lack of influence and control as stated above together with such other documents as the CCO(s) may require demonstrating such lack of influence or control.

The general categories of types of beneficial ownership may be summarized as follows: (i) direct ownership; (ii) securities held by others for the benefit of the Employee; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations, or partnerships.

(i)	Direct Ownership. This includes securities registered in the name of an Employee and bearer securities of which the Employee is the bearer.

(ii)	Securities Held by Others for the Benefit of an Employee. This involves, in general, any agreement, arrangement or understanding, under which an Employee derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledges, custodians, and brokers, as well as if an employee decides to open a brokerage account for their HSA (Health Savings Account).

(iii)	Securities Held by Certain Family Members. The SEC has indicated that the "beneficial ownership" of an Employee extends to securities owned (see below) by a wife or husband, or domestic partner of that Employee, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing same household but whose investments the Employee directs or controls. Such ownership by relatives may be direct (e.g., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether the assets being invested are the separate property of the relative; however, an Employee may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts over which the Employee has no direct or indirect influence or control. With respect to temporary employees and interns, such temporary employees and interns will only need to disclose any covered accounts in their own name, unless they are employed with the Firm for a period of six months or more, or if requested by a CCO. Please consult with Compliance for detailed guidelines for temporary employees and interns.

(i)	Securities Held by Estates, Etc. An Employee may also have a beneficial interest in securities held by estates, trusts, partnerships, or corporations. Employees who are (i) settlors (e.g., creators), trustees or beneficiaries of a trust; (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from a CCO as to whether the accounts in question are Covered Accounts. In making any such determination, a CCO may rely on the advice of counsel.

Appendix B

Definitions

"Access Person" means:

(i)	With respect to the Fund or Advisors, any director, officer, or advisory person, as defined below, of the Fund.

“Advisory Person" of the Fund and the Advisors means:

(i)	Any employee of the Fund or the Advisors (or of any company in the control relationship) who, in connection with his or her regular functions or duties, has the power, or is a member of a group that has the power to authorize or recommend a purchase or sale of a Covered Security in the Fund, or who, obtains information of a Covered Security that is being considered for purchases or sales in the Fund; or

(ii)	Any natural person in a control relationship to the Fund or the Advisors who obtains information of a Covered Security that is being considered or is recommended for purchase or sale in the Fund.

“Investment Person" of the Fund and the Advisors means:

(i)	Any employee of the Fund or the Advisors (or of any company in a control relationship) who, in connection with his or her regular functions or duties, has the power or is a member of a group that has the power, to authorize or recommend a purchase or sale of a Covered Security by the Fund; provided that each member of the Research and Fixed Income Departments, other than their Administrative staff, shall be deemed an Investment Person; or

(ii)	Any natural person who is in a control relationship to the Fund or the Advisors who obtains a recommendation of a Covered Security that is being considered for purchase or sale in the Fund.

"Non-Access Person” of the Fund and the Advisors means:

(i)	Employees not deemed to be an Access Person or Investment Person as defined above.

"Initial Public Offering" means:

An offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

"Limited Offering" means:

An offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505 or 506.

"Federal Securities Laws" means:

The 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

"Reportable Funds" with respect to Advisors subject to Rule 204A-1 means:

(i)	Any fund for which an Advisor serves as an investment adviser as defined in section 2(a) (20) of the 1940 Act; or
(ii)	Any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm.

“Control” means:

Investment discretion in whole or in part over an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

Appendix C

M&N WHISTLEBLOWER POLICY & PROCEDURES

The Firm has long been committed to maintaining the highest possible standards of ethical, moral and legal business conduct, and has always taken seriously its obligations to its employees. In line with this commitment, the Firm has voluntarily subscribed to the high standards applied by Sarbanes-Oxley to publicly held companies by adopting this policy, which aims to provide an avenue for employees to report serious concerns, such as actions that 1) are unlawful 2) may have a material negative impact on a client of the company 3) may lead to incorrect financial reporting or 4) otherwise amount to serious improper conduct.

If an employee has knowledge of, or a concern about, illegal, dishonest or fraudulent activity, the employee is encouraged to promptly report such activity. The earlier a concern is expressed, the easier it is to take action.

A concern may be submitted in any of the following ways:

•	To the Securities and Exchange Commission (the “SEC”) via the SEC’s website at www.sec.gov/whistleblower, or hotline number: 202-551-4790, or to the Financial Industry Regulatory Authority (“FINRA”) via FINRA’s website at www.finra.org/whistleblower, tip-line number: 1-866-963-4672, or email to whistleblower@finra.org.

•	To your direct supervisor or to any supervisor.

•	Directly to Jessica Kushner, Stacey Green, or one of the Manning & Napier Fund, Inc. Independent Directors:

Eunice Chapon	(617) 899-2617
Paul Brooke	(917) 860-1133
Chet Watson	(313) 268-1697
John Glazer	(917) 270-6193
Russell Vernon	(914) 588-7200

In writing and submitted anonymously to any of the persons listed above.

In reporting such activity or concern, the employee must exercise good faith and sound judgment to avoid baseless allegations.

The policy encourages employees to put their names to concerns because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified. If a claim is submitted anonymously, the employee filing the claim is encouraged to provide enough factual information to facilitate an investigation including names, dates, places, events, and why the employee believes the matter is a concern.

As with all complaints submitted, concerns expressed anonymously will be investigated to the extent possible and consideration will be given to:

•	The seriousness of the issue raised;
•	The credibility of the concern; and
•	The likelihood of confirming the allegation from attributable sources.

All reports of such activity must be promptly submitted by the initial recipient of the complaint (as listed above) to the Funds’ Chief Compliance Officer or to in-house and/or outside counsel if the matter involves the Manning & Napier Fund, Inc. The Fund’s CCO in conjunction with internal and/or external counsel will determine whether an investigation is appropriate, the form such investigation should take, and any necessary corrective action. To the extent any wrongdoing is uncovered as a result of a report; corrective action will ensue and may include disciplinary action, up to and including termination of employment. Matters that relate in any way to the Manning & Napier Fund, Inc. will also be reported to the Fund’s Audit Committee. Matters that relate in any way to Exeter Trust Company will also be reported to Exeter Trust Company’s Audit Committee.

Protection for reporting such activity is provided as follows:

•	The company strictly prohibits retaliation of any kind against employees for complaints submitted in good faith. This includes, but is not limited to, protection from retaliation in the form of an adverse employment action such as termination, compensation decreases, or poor work assignments and threats of physical harm.

•	Any employee who believes he/she is being retaliated against should contact the Human Resources Manager immediately.

•	The right of an employee for protection against retaliation does not include immunity for any personal wrongdoing by the employee that is alleged and investigated.

•	Every effort will be made to protect the complainant’s identity however identity may have to be disclosed to conduct a thorough investigation.

An employee who knowingly and willfully files a false, fictitious, or fraudulent report of wrongdoing will be subject to disciplinary action, up to and including termination of employment.

This policy does not cover general employee problems or concerns and should not be used for such. For these issues, employees should talk to their supervisor and/or contact the Human Resources Manager.

For any questions regarding this policy, please contact the Human Resources Manager.